Exhibit 10.10

AMENDED & RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED & RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated as of June 16, 2026, is made by and between Csquare, Inc. (“Parent”), its subsidiary Phoenix Infrastructure LLC (“Company”), and Sean Charnock (“Executive”).

WHEREAS, the Company employs Executive pursuant to that certain Employment Agreement, dated May 8, 2024, by and between the Company and Executive, as amended on May 8, 2024 (the “Prior Agreement”); and

WHEREAS, the parties desire to enter into this Agreement to amend and restate the Prior Agreement effective as of the closing of the initial public offering (the date of such closing, the “IPO Closing Date”) by the Parent pursuant to the Form S-1 Registration Statement under the Securities Act of 1933.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.            Position and Duties.

a.          The Company hereby engages and employs Executive for the Period of Employment (as defined in Section 2) on the terms and conditions expressly set forth in this Agreement. Executive hereby accepts and agrees to such engagement and employment, on the terms and conditions expressly set forth in this Agreement.

b.             During the Period of Employment, Executive shall serve as Chief Operating Officer of the Company and shall have the powers, authorities and duties that are commensurate with such position. Executive shall report to the Company’s Chief Executive Officer (the “CEO”) and shall perform such duties as are reasonably requested by the CEO. Executive may be appointed to and hold such other board or officer positions with the Parent, the Company or their subsidiaries or affiliates, as determined by the CEO or the Board of Directors of the Parent (the “Board”) or its designee from time to time, and if so appointed Executive agrees to serve in such capacities for no additional compensation. Executive shall perform Executive’s duties primarily at the Company’s offices in Dallas, Texas and may be required to travel for business as reasonably requested by the CEO from time to time; provided, further, that, notwithstanding the foregoing, Executive shall perform Executive’s duties for the Company on a full-time basis during the Period of Employment.

c.             During the Period of Employment, Executive shall (i) devote substantially all of Executive’s business time, energy and skill to the performance of Executive’s duties for the Parent, the Company and their subsidiaries and affiliates (individually, a “Company Group Member” and collectively, the “Company Group”), (ii) perform such duties in a faithful, effective and efficient manner to the best of Executive’s abilities, and (iii) hold no other employment, consulting or advisory positions. Executive agrees to perform Executive’s duties and responsibilities within and subject to the Company’s general employment policies and practices, and such other reasonable policies, practices and restrictions as the Company shall from time to time establish for its similarly situated executives, and shall at all times carry out such policies, practices and restrictions.

d.             Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement and the performance by Executive of Executive’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which Executive is a party or otherwise bound or any judgment, order or decree to which Executive is subject; (ii) Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity that would prevent Executive under the terms of any other agreement or arrangement from entering into this Agreement or carrying out Executive’s duties hereunder, or would give rise to a violation of such other agreement or arrangement; (iii) Executive is not bound by any employment, consulting, non-competition, confidentiality, trade secret or similar agreement (other than this Agreement) with any other person or entity that would prevent Executive under the terms of any other agreement or arrangement from entering into this Agreement or carrying out Executive’s duties hereunder, or would give rise to a violation of such other agreement or arrangement; and (iv) Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of Executive set forth herein and Executive consents to such reliance.

2.             Period of Employment. The “Period of Employment” shall be the period commencing on the IPO Closing Date and terminating on the third (3rd) anniversary of the IPO Closing Date, or, if earlier, upon Executive’s resignation of Executive’s employment or the termination of Executive’s employment by the Company in accordance with the terms and conditions of this Agreement. The Period of Employment shall automatically be renewed and extended on the same terms and conditions contained herein for consecutive one (1) year period thereafter, unless not later than sixty (60) days prior to the end of the initial Period of Employment or any renewal period, as the case may be, either party shall give written notice to the other party of Executive’s or its election to terminate Executive’s employment pursuant to this Agreement. The term “Period of Employment” shall include any such renewal period. If, during the Period of Employment (including any renewal period), Executive’s employment with the Company ends as a result of non-renewal by the Company of this Agreement, such non-renewal shall be deemed a termination by the Company without Cause (as defined below). For the avoidance of doubt, Executive’s employment with the Company shall be “at will.”

3.             Compensation and Reimbursement of Expenses.

a.             Compensation. Executive’s annual base salary (the “Base Salary”) for the Period of Employment shall be $475,000, payable in accordance with the Company’s regular payroll practices in effect from time to time and subject to all applicable taxes and withholdings, but no less frequently than in monthly installments. The Base Salary may be increased by the Board in its sole discretion. The parties acknowledge and agree that a portion of Executive’s Base Salary shall constitute consideration for Executive’s compliance with the restrictions and covenants set forth in Section 6 of this Agreement.

b.             Annual Performance Bonus. Executive shall be eligible to receive an annual cash performance bonus in the Company’s Short Term Incentive Program (“STIP”) with a target of ninety percent (90%) of the Base Salary (the “Target Bonus Opportunity”) relating to each year during the Period of Employment (the “Annual Bonus”), subject to all applicable taxes and withholdings, and based on the achievement of individual and Company performance objectives to be established by the CEO and the Board in their sole discretion. Executive must remain employed by the Company at the time the Company pays its annual bonuses with respect to any such performance year to be entitled to payment of the Annual Bonus, because part of the purpose of this discretionary bonus is to ensure continued employment until at least the bonus is paid.

c.             Equity.

i.             The Incentive Units of Dawn Management Holdings L.P. granted to Executive prior to the IPO Closing Date, as well as the award granted to Executive under the Long Term Incentive Cash Bonus Plan adopted March 2026 by the Company, will have been converted, effective prior to the IPO Closing Date, into shares of common stock of the Parent and/or share-settled restricted stock units of Parent, in each case pursuant to the terms of separate grant agreements.

ii.             During the Period of Employment, Executive shall participate in the Parent’s Omnibus Incentive Plan (or any successor plan). The compensation committee of the Board will determine the amount, type and terms of such awards, with the first such award to be made prior to March 31, 2027. Any such awards granted to Executive are hereinafter referred to as the “Parent Awards.”

d.             Reimbursement of Business Expenses. Executive may incur reasonable expenses in carrying out Executive’s duties hereunder and shall, upon receipt by the Company of proper documentation with respect thereto (setting forth the amount, business purpose and establishing payment) be reimbursed for all such reasonable business expenses incurred during the Period of Employment, subject to the Company’s expense reimbursement policies and any pre-approval policies in effect from time to time.

4.            Employee Benefits.

a.             Company Employee Benefit Plans. During the Period of Employment, Executive shall be provided the opportunity to participate in all standard employee benefit programs made available by the Company to the Company’s senior executives, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time. The Company reserves the right to amend any employee welfare or retirement benefit plan, policy, program or arrangement from time to time, or to terminate such plan, policy, program or arrangement, consistent with the terms thereof.

b.             Vacation and Other Leave. During the Period of Employment, Executive shall be eligible to paid personal leave in accordance with the Company’s policies. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.

5.            Termination of Employment.

a.             Termination by the Company; Termination Due to Death. Executive’s employment with the Company and the Period of Employment may be terminated by the Company immediately upon notice to Executive for an involuntary termination of employment for Cause (as defined in Section 5(f)), without Cause or due to Executive’s Disability (as defined in Section 5(f)). Executive’s employment with the Company, and the Period of Employment, shall automatically terminate upon Executive’s death.

b.             Termination by Executive. Executive’s employment with the Company, and the Period of Employment, may be terminated by Executive without Good Reason (as defined in Section 5(f)) with no less than six (6) months advance written notice to the Company. Executive’s employment with the Company, and the Period of Employment, may be terminated by Executive for Good Reason in accordance with the notice and termination process as set forth in the definition below.

c.             Benefits upon Termination. If Executive’s employment with the Company is terminated during the Period of Employment for any reason by the Company or by Executive, the Company shall have no further obligation to make or provide to Executive, and Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

i.             The Company shall pay Executive (or, in the event of Executive’s death, Executive’s estate) any Accrued Obligations (as defined in Section 5(f)) within the thirty (30) day period following the date Executive’s employment terminates (the “Separation Date”), or such earlier date as required under applicable law, and Executive shall receive any vested accrued benefits for which Executive remains eligible under the Company’s employee welfare benefit and retirement plans, payable according to the terms of such plans.

ii.             If, during the Period of Employment, Executive’s employment with the Company ends as a result of an involuntary termination by the Company without Cause (which, for the avoidance of doubt, shall include a non-renewal of the Period of Employment by the Company) or by Executive for Good Reason (each, a “Qualifying Termination”), then, in addition to the amounts payable under Section 5(c)(i), subject to Executive’s timely execution and non-revocation of the general release described in Section 5(e) (the “General Release”) and the other conditions and limitations herein, Executive shall receive (A) continued payment of Executive’s Base Salary (at the rate in effect immediately prior to the Separation Date) during the nine (9) month period following the Separation Date (the “Severance Period”), payable in substantially equal installments in accordance with the Company’s regular payroll schedule, and (B) to the extent that Executive timely elects COBRA continuation coverage, the Company shall reimburse Executive for the costs of such COBRA premiums that are in excess of active employee rates for such coverage for twelve (12) months ((A) and (B) collectively, the “Severance Payment”); provided, that no installment or portion of the Severance Payment shall be payable or paid until the expiration of the applicable revocation period for the General Release. Notwithstanding the foregoing, if the Severance Payment is subject to Section 409A (as defined in Section 5(f)) and the timing of Executive’s execution and delivery of the General Release could affect the calendar year in which any amount of the Severance Payment is made because the Separation Date occurred toward the end of a calendar year, then no portion of the Severance Payment shall be paid until the Company’s first payroll payment date in the year following the year in which the Separation Date occurs.

iii.             Notwithstanding anything to the contrary in Section 5(c)(ii), if a Qualifying Termination occurs within three (3) months prior to or twenty-four (24) months following a Change of Control (as defined in Section 5(f) below), (A) the Separation Payment per Section 5(c)(ii)(A) shall be an amount equal to one and one-half times the sum of Executive’s Base Salary and Target Bonus Opportunity, payable in a single lump sum within sixty (60) days following such termination of employment.

iv.             Notwithstanding Sections 5(c)(ii) or (iii) above, if Executive breaches Executive’s obligations under Section 6 of this Agreement at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, Executive will no longer be entitled to receive, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Payment.

d.             Cooperation Upon Termination. Upon the Executive’s termination of employment for any reason by Executive or the Company, Executive shall cooperate as reasonably requested by the CEO and Board to affect an orderly transition.

e.             Release; Exclusive Remedy.

i.             This Section 5(e) shall apply notwithstanding anything else in this Agreement to the contrary. As a condition precedent to any Company obligation to Executive pursuant to Sections 5(c)(ii) and (iii), Executive shall provide the Company with a valid, executed General Release in substantially the form attached hereto as Exhibit A, and not revoke such General Release prior to the expiration of any revocation rights afforded to Executive by applicable law. The Company shall provide Executive with the General Release prior to the Separation Date, and Executive must deliver the executed General Release to the Company within twenty-one (21) days (or, if greater, the minimum period required by applicable law) after the Separation Date, failing which Executive will forfeit all rights to any portion of the Severance Payment or other rights as set forth in Sections 5(c)(ii) and (iii).

ii.             Executive agrees that the payments and benefits contemplated by Section 5(c) shall constitute the exclusive and sole remedy for any termination of Executive’s employment, and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

f.            Certain Defined Terms. As used in this Agreement:

i.             “Accrued Obligations” means (A) any Base Salary that had accrued but had not been paid (including any amount for accrued and unused vacation time payable in accordance with the Company’s vacation policy then in effect or applicable law) on or before the Separation Date, (B) any reimbursement due to Executive pursuant to Section 3(d) for expenses incurred by Executive on or before the Separation Date and (C) any other vested benefits or vested amounts due and owed to Executive under the terms of any plan, program or arrangement of the Company.

ii.             “Cause” means (A) Executive’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude; (B) Executive’s commission of fraud, theft, embezzlement, self-dealing, misappropriation or other malfeasance against the business of the Company or any Company Group Member; (C) Executive’s conviction of or plea of nolo contendere to any serious offense that results in or would reasonably be expected to result in material financial harm, materially negative publicity or other material harm to the Company or any Company Group Member; (D) Executive’s willful violation any lawful policy of the Company or willful failure reasonable directive of the Board or its designee (including, but not limited to, repeated insubordination) and in either case, if curable, fails to cure within thirty (30) calendar days after receiving notice from the Company identifying such failure; (E) Executive’s commission of acts or omissions constituting gross negligence or gross misconduct in the performance of any aspect of Executive’s lawful duties or responsibilities which have or may be expected to have an adverse effect on the Company or any Company Group Member; (F) Executive’s breach of any fiduciary duty owed to the Company or any Company Group Member; (G) Executive’s violation of any securities laws; (H) Executive’s violation or breach of any Restrictive Covenant (as defined in Section 7) or any material term of the Agreement, and, if curable, fails to cure such violation or breach within thirty (30) calendar days after receiving notice from the Company identifying such violation or breach; or (I) Executive’s commission of any act or omission that damages or is reasonably likely to damage the financial condition or business of the Company or any Company Group Member or materially damages or is reasonably likely to materially damage the reputation, public image, goodwill, assets or prospects of the Company or any Company Group Member.

iii.             “Change of Control” shall mean a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, in each case, as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the treasury regulations promulgated thereunder (and with a fifty-one percent (51%) change where applicable), but for avoidance of doubt, will not be triggered solely by a sell-down by entities managed by affiliates of Brookfield Corporation below majority ownership.

iv.             “Disability” means a physical or mental impairment that renders Executive unable to perform the essential functions of Executive’s employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than ninety (90) days, whether consecutive or not consecutive, in any consecutive twelve (12) month period, unless a longer period is required by federal or state law, in which case that longer period would apply.

v.             “Good Reason” means any of the following events, in each case, without Executive’s advance written consent: (i) material reduction in Base Salary or Target Bonus Opportunity; (ii) material reduction in title, authority or duties; (iii) material change in reporting line; or (iv) material breach of this Agreement or any other material agreement between Executive and the Company. Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within sixty (60) days after the Executive’s knowledge of the first occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s thirty (30)-day cure period after receiving such written notice.

vi.             “Section 409A” means Section 409A of the Code and the regulations, rules and other guidance promulgated thereunder.

g.            Section 409A.

i.             It is intended that any amounts payable under this Agreement shall be exempt from and avoid the imputation of any tax, penalty or interest under Section 409A to the fullest extent permissible under applicable law; provided that if any such amount is or becomes subject to the requirements of Section 409A, it is intended that those amounts shall comply with such requirements. This Agreement shall be construed and interpreted consistent with that intent. In furtherance of that intent, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. In no event, however, shall the Company be liable for any tax, interest or penalty imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

ii.             If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the Separation Date, Executive shall not be entitled to any payment or benefit pursuant to Section 5(c)(ii) until the earlier of (A) the date which is six (6) months after Executive’s separation from service (within the meaning of Section 409A) for any reason other than death, or (B) the date of Executive’s death; provided that this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s separation from service that are not so paid by reason of this Section 5(g)(ii) shall be paid (without interest) as soon as practicable (and in any event within thirty (30) days) after the date that is six (6) months after Executive’s separation from service (provided that in the event of Executive’s death after such separation from service but prior to payment, then such payment shall be made as soon as practicable, and in all events within thirty 30) days, after the date of Executive’s death).

iii.             Any reimbursement payment or in-kind benefit due to Executive pursuant to Section 3, to the extent that such reimbursements or in-kind benefits are taxable to him, shall be paid on or before the last day of Executive’s taxable year either within or following the taxable year in which the related expense was incurred. Executive agrees to provide prompt notice to the Company of any such expenses (and any other documentation that the Company may reasonably require to substantiate such expenses) to facilitate the Company’s timely reimbursement of the same. Reimbursements and in-kind benefits pursuant to Section 3 are not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such reimbursements or benefits that Executive receives in any other taxable year.

iv.             For purposes of Section 409A, Executive’s right to receive any installment payments hereunder shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment shall be made within thirty (30) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.

6.            Restrictive Covenants.

a.            Non-Disclosure and Non-Use of Confidential Information.

i.             Executive shall not use or disclose to any individual or natural person, partnership (including a limited liability partnership), corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental authority (each, a “Person”), either during the Period of Employment or thereafter, any Confidential Information (as defined below) of which Executive is or becomes aware, whether or not such information is developed by him, for any reason or purpose whatsoever, nor shall he make use of any of the Confidential Information for Executive’s own purposes or for the benefit of any Person except for the Company Group, except (A) to the extent that such disclosure or use is directly related to and required by Executive’s performance in good faith of duties assigned to Executive by the Company or (B) to the extent required to do so by a law or legal process, including a court of competent jurisdiction. Executive shall not modify, reverse engineer, decompile, create other works from or disassemble any software programs contained in the Confidential Information of the Company unless permitted to do so in writing by the Company. Executive will, at the sole expense of the Company, take all reasonable steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

ii.             For purposes of this Agreement, “Confidential Information” means information that is not generally known to the public (including the existence and content of this Agreement) and that is used, developed or obtained by any Company Group Member in connection with its business, including, but not limited to, information, observations and data obtained by Executive during Executive’s employment with the Company concerning (A) the business or affairs of the Company Group (or any predecessor thereof) and (B) products, services, fees, costs, pricing structures, analyses, drawings, photographs and reports, computer software (including operating systems, applications and program listings), data bases, accounting and business methods, inventions, devices, new developments, methods and processes (whether patentable or unpatentable and whether or not reduced to practice), customers and clients and customer and client lists, employee personnel and performance information, information on current and prospective independent sales agents, software vendors, sponsor banks or partners, all technology and trade secrets, and all similar and related information in whatever form. Notwithstanding the foregoing, “Confidential Information” will not include any information that has been published in a form generally available to the public prior to the date Executive proposes to disclose or use such information.

iii.             For the avoidance of doubt, this Section 6(a) does not prohibit or restrict Executive (or Executive’s attorney) from responding to any inquiry about the Agreement or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or governmental entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive understands and acknowledges that he does not need the prior authorization of the Company to make any such reports or disclosures and that he is not required to notify the Company that he has made such reports or disclosures, but will do so if the law permits him to do so.

iv.             Notwithstanding anything in this Section 6(a) or elsewhere in the Agreement to the contrary, Executive understands that Executive may, without informing the Company prior to any such disclosure, disclose Confidential Information (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, without informing the Company prior to any such disclosure, if Executive files a lawsuit against the Company for retaliation for reporting a suspected violation of law, Executive may disclose Confidential Information to Executive’s attorney and use the Confidential Information in the court proceeding or arbitration, provided that Executive files any document containing the Confidential Information under seal and does not otherwise disclose the Confidential Information, except pursuant to court order. Without prior authorization of the Company, however, the Company does not authorize Executive to disclose to any third party (including any government official or any attorney Executive may retain) any communications that are covered by the Company’s attorney-client privilege.

b.            Intellectual Property Rights.

i.             Executive hereby assigns, transfers and conveys to the Company all of Executive’s right, title and interest in and to all Work Product (as defined below). Executive agrees that all Work Product belongs in all instances to the Company. Executive will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Period of Employment) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company (whether during or after the Period of Employment) in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. Executive recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States.

ii.             For purposes of this Agreement, “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, trade dress, logos and all similar or related information (whether patentable or unpatentable) which relates to the actual or anticipated business, operations, research and development of existing or future products or services of the Company Group and which are conceived, developed or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) during the Period of Employment together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. Notwithstanding the foregoing, “Work Product” shall not include the patents and other assets set forth on Exhibit B hereto. Executive hereby represents and warrants that the patents and other assets owned by Executive set forth on Exhibit B are not related in any way to the Company Group, except as stated therein.

c.             Non-Competition. During the Period of Employment, and for a period of six (6) months following Executive’s termination of employment for any reason, Executive will not, and will cause Executive’s affiliates not to, directly or indirectly, through or in association with any third party, in North America and any other territory in which any Company Group Member then conducts business or has taken material demonstrable steps to conduct business at the time of Executive’s termination of employment (the “Restricted Area”), (x) engage in, sell or provide any products or services which are the same or similar to or otherwise competitive with the products and services sold or provided by the Company Group or (y) own, acquire, or control any interest, financial or otherwise, in a third party or business engaged in selling or providing the same, similar or otherwise competitive services or products which the Company Group Member is selling or providing, other than ownership of one percent (1%) or less of the equity of a publicly-traded company, or (z) provide any form of assistance to any business, entity, or individual that competes with the Company or any Company Group Member.

d.             Non-Solicitation of Customers. During the Period of Employment and for a period of six (6) months following Executive’s termination of employment for any reason, to the extent permitted by applicable law, Executive will not, and will cause Executive’s affiliates not to, directly or indirectly through or in association with any third party, (i) call on, solicit or service, engage or contract with or take any action which may interfere with, impair, subvert, disrupt or alter the relationship, contractual or otherwise, between any Company Group Member and any current or prospective customer of such Company Group Member, (ii) divert or take away the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished or sold by the Company Group) of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company Group, or (iii) attempt to do either of the foregoing, either for Executive’s own purposes or for any other third party.

e.             Non-Interference with Business Relationships. During the Period of Employment and for a period of six (6) months following Executive’s termination of employment for any reason, to the extent permitted by applicable law, Executive will not, and will cause Executive’s affiliates not to, directly or indirectly through or in association with any third party, (i) engage or contract with or take any action which may interfere with, impair, subvert, disrupt or alter the relationship, contractual or otherwise, between any Company Group Member and any customer, supplier, distributor, developer, service provider, licensor or licensee, or other material business relation of such Company Group Member, or (ii) attempt to do either of the foregoing, either for Executive’s own purposes or for any other third party.

f.             Non-Solicitation of Employees. During the Period of Employment and for a period of one (1) year following Executive’s termination of employment for any reason, Executive will not and will not attempt to, and will cause Executive’s affiliates not to, directly or indirectly through or in association with any third party, solicit, induce, recruit or encourage any employees of or consultants to the Company Group, or any former employees of or former consultants to the Company Group employed or engaged by the Company within the twelve (12) month period prior to such solicitation, inducement, recruitment or encouragement, to terminate their relationship with the Company Group or take away or hire such employees or consultants, either for Executive’s own purposes or for any other third party; provided, that this restriction will not apply in the case of any clerical employee of the Company.

g.             Non-Disparagement. Executive shall not, in any manner, directly or indirectly, make any oral or written statement to any Person, publication, news media or social media website that disparages or places any Company Group Member or any of their respective officers, shareholders, members or advisors, or any member of the Board, in a false or negative light; provided that nothing in this Section 6(g) or this Agreement is intended to or should be construed to prevent Executive from fully and truthfully responding to a subpoena or other legal process or request by a governmental or regulatory body, testifying fully and truthfully in any action, proceeding or regulatory matter, or otherwise reporting in good faith possible violations of law or regulations to any governmental agency or governmental entity or making disclosures that are protected under whistleblower or other provisions of the law.

h.             Outside Business Activity. The Executive will also be expected to pre-clear any outside business activities that the Executive wishes to engage in during the Employment Period, which include any activity as an employee, independent contractor, sole proprietor, officer, director, or partner of another business organization (including non-profit business organization), regardless of whether compensation is involved, with the exception of passive investments and activities. The pre-clearance process is intended to vet and appropriately address potential conflicts and related considerations. Notwithstanding anything to the contrary in this Agreement, the Company acknowledges that Executive currently serves on the board of Acium, and Executive may continue such service and associated activities

7.            Acknowledgment and Enforcement of Covenants.

a.             Acknowledgment. Executive acknowledges that he has become familiar, or will become familiar with the Company Group Members’ trade secrets and with other confidential and proprietary information concerning the Company Group Members and their respective predecessors, successors, customers and suppliers, and that Executive’s services are of special, unique and extraordinary value to the Company. Executive acknowledges and agrees that the Company would not enter into this Agreement, providing for compensation and other benefits to Executive on the terms and conditions set forth herein but for Executive’s agreements herein (including those set forth in Section 6). Furthermore, Executive acknowledges and agrees that the Company will be providing Executive with additional special knowledge after the IPO Closing Date, with such special knowledge to include additional Confidential Information and trade secrets. Executive agrees that the covenants set forth in Section 6 (collectively, the “Restrictive Covenants”) are reasonable and necessary to protect the Company Group’s trade secrets and other Confidential Information, proprietary information, good will, stable workforce and customer relations.

b.             Representations. Without limiting the generality of Executive’s agreement with the provisions of Section 7(a), Executive (i) represents that he is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that he is fully aware of Executive’s obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Company currently conducts business throughout the Restricted Area and (i) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above regardless of whether Executive is then entitled to receive severance pay or benefits from the Company. Executive understands that the Restrictive Covenants may limit Executive’s ability to earn a livelihood in a business similar to the business of the Company and its affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given Executive’s education, skills and ability), Executive does not believe would prevent him from otherwise earning a living. Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of Executive.

c.             Enforcement. Executive agrees that a breach by Executive of any of the Restrictive Covenants may cause immediate and irreparable harm to the Company or another Company Group Member that would be difficult or impossible to measure, and that damages to the Company or the Company Group Member for any such injury may therefore be an inadequate remedy for any such breach. Therefore, Executive agrees that in the event of any breach or threatened breach of any provision of the Restrictive Covenants, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement at law or otherwise, to seek to obtain from any court of competent jurisdiction specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the Restrictive Covenants, or require Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the Restrictive Covenants if and when final judgment of a court of competent jurisdiction is so entered against Executive. Executive further agrees that the applicable period of time any Restrictive Covenant is in effect following Executive’s termination of employment with the Company shall be extended by the same amount of time that Executive is in breach of any Restrictive Covenant. Notwithstanding anything to the contrary in Section 6, nothing in Section 6 will be enforced in such a manner as to deprive Executive of any legally protected right or to otherwise violate any applicable federal, state or local law.

8.             Withholding Taxes/Authorized Deductions. Notwithstanding anything herein to the contrary, the Company may withhold (or cause to be withheld) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, social security, employment or other taxes as may be required to be withheld pursuant to any applicable law or regulation, and make such deductions as may be applicable pursuant to the Company’s policies and employee benefit plans.

9.             Cooperation. During and after the Period of Employment, Executive shall cooperate fully with any investigation or inquiry by the Company, or any governmental or regulatory agency or body concerning the Company or any other member of the Company, provided that the Company shall reimburse Executive’s reasonable expenses incurred in providing such cooperation subject to Executive’s delivery of written notice to the Company prior to the time such expenses are incurred.

10.             Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas without giving effect to any choice of law provisions or principles thereof.

11.             Arbitration. Except as contemplated by Section 7(c) hereof, any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Dallas, Texas before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by Executive, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected pursuant to the procedures of the Judicial Arbitration and Mediation Services (JAMS), and such arbitration shall be conducted in accordance with the employment dispute resolution rules of the Judicial Arbitration and Mediation Services then in effect. The parties agree to use their best efforts to cause (i) the two individuals set forth in the preceding sentence, or, if applicable, the Judicial Arbitration and Mediation Services, to appoint the arbitrator within thirty (30) days of the date that a party hereto notifies the other party that a dispute or controversy exists that necessitates the appointment of an arbitrator, and (ii) any arbitration hearing to be held within thirty (60) days of the date of selection of the arbitrator, and, as a condition to Executive’s selection, such arbitrator must consent to be available for a hearing, at such time. The decision of the arbitrator, including determination of amount of any damages suffered, will be exclusive, final and binding on both parties, their heirs, executors, administrators, successors, and assigns. Each party will bear its own expenses in the arbitration for attorney’s fees, for its witnesses and other expenses of presenting its case. Other arbitration costs, including arbitrator fees, administrative fees, and fees for records or transcripts, will be borne equally by the parties.

12.             Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

13.             Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be fully enforced permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under applicable law, such provision, as to such jurisdiction, shall be ineffective without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

14.             Entire Agreement; Amendment. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope and supersedes all other prior agreements (including, without limitation, any offer letters, term sheets and correspondence relating thereto), whether written or oral, that directly or indirectly bear upon the subject matter hereof. This Agreement may not be amended, modified or changed (in whole or in part), except by written agreement executed by both of the parties hereto. Notwithstanding this Section 14, this Agreement shall not supersede any restrictive covenant agreements between Executive and the Company or any other Company Group Member, which shall continue in full force and effect in accordance with their terms.

15.             Waiver. No waiver of any of any provision of this Agreement will constitute or be deemed to constitute a waiver of any other provision of this Agreement, nor will any such waiver constitute a continuing wavier unless otherwise expressly provided.

16.             Successors and Assigns. This Agreement can be assigned by the Parent or the Company and shall be binding and inure to the benefit of the Parent, the Company and their successors and assigns. No right, obligation or duty or duty of this Agreement may be assigned by Executive without the prior written consent of the Company.

17.             Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier or email, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier or email, five (5) days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

If to the Company:

3100 Olympus Blvd, Suite 510

Coppell, Texas 75019

Attention: Chief Legal Officer

With a copy (which shall not constitute notice) to:

Phoenix Infrastructure LLC

3100 Olympus Blvd, Suite 510

Coppell, Texas 75019

Attention: Chief Executive Officer

If to Executive, to the address most recently on file in the payroll records of the Company.

With a copy (which shall not constitute notice) to:

Jeremy L. Goldstein, Esq.
Sterlington PLLC

18.             Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party based on that party being the drafter of such language. Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

19.             Indemnification; D&O Coverage. The Company or the Parent shall maintain directors’ and officers’ liability insurance under which Executive shall be covered on a basis that is no less favorable than the coverage provided to any director or officer of the Company, and the Company and the Parent shall indemnify and provide expense advancement to Executive to the fullest extent permitted by applicable law. This Section 19 shall apply during the Period of Employment and survive the termination of this Agreement and Executive’s employment with the Company while potential liability exists.

20.             Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

“COMPANY”

CSQUARE, INC.

By:	/s/ Spencer Mullee
Name: Spencer Mullee
Title: Chief Executive Officer

PHOENIX INFRASTRUCTURE LLC

By:	/s/ Spencer Mullee
Name: Spencer Mullee
Title: Chief Executive Officer

“EXECUTIVE”

/s/ Sean Charnock
Sean Charnock

EXHIBIT A

FORM OF AGREEMENT AND GENERAL RELEASE

EXHIBIT B

EXCLUDED WORK PRODUCT